Exhibit 10(a)

AMENDMENT TO LONG-TERM INCENTIVE COMPENSATION PLAN

Effective February 28, 2012, Section 2.1(l) of the Long-Term Incentive Compensation Plan is amended to read in its entirety as follows:

“Employee” means (i) an individual who is a common law employee (including an officer or director who is also an employee) of the Company or an Affiliate, and (ii) an individual (a) who is no longer employed by the Company or an Affiliate due to Retirement or otherwise, (b) who is eligible to receive a cash bonus or other cash compensation earned while in the employment of the Company or an Affiliate, and (c) whose cash bonus or other cash compensation the Committee, in its discretion, determines that all or a portion thereof be paid in the form of an Award under the Plan.